Ex-99.d.2

Delaware Management Company
2005 Market Street
Philadelphia, PA 19103

December 27, 2007

Voyageur Insured Funds
Voyageur Intermediate Tax Free Funds
Voyageur Mutual Funds
Voyageur Mutual Funds II
Voyageur Tax-Free Funds
Delaware Group Tax-Free Fund
2005 Market Street
Philadelphia, PA 19103

     Re:     Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Delaware Management Company, a series of Delaware Management Business Trust (the “Manager”), agrees that in order to improve the performance of the municipal bond funds listed in the table below (collectively, the “Funds”), the Manager shall waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs and non-routine expenses or costs, including but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings and liquidations (collectively, “non-routine expenses”)) in an aggregate amount equal to the amount by which the Funds’ respective total operating expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, short-sale dividend and interest expenses, certain insurance costs and non-routine expenses) exceed the amounts indicated below for the period January 1, 2008 through December 31, 2008. For purposes of this Agreement, non-routine expenses may also include such additional costs and expenses as may be agreed upon from time to time by the Funds’ Boards and the Manager. Inverse floater program expenses include, but are not limited to, interest expense, remarketing fees, liquidity fees, and trustees’ fees from a Fund’s participation in inverse floater programs where it has transferred its own bonds to a trust that issues the inverse floaters.

Registrant/Fund	Expense Limitation
Voyageur Insured Funds
Delaware Tax-Free Arizona Fund	0.50%
Voyageur Intermediate Tax Free Funds
Delaware Tax-Free Minnesota Intermediate Fund	0.60%
Voyageur Mutual Funds
Delaware Minnesota High-Yield Municipal Bond Fund	0.64%
Delaware National High-Yield Municipal Bond Fund	0.65%
Delaware Tax-Free California Fund	0.63%
Delaware Tax-Free Idaho Fund	0.60%
Delaware Tax-Free New York Fund	0.60%
Voyageur Mutual Funds II
Delaware Tax-Free Colorado Fund	0.68%
Voyageur Tax-Free Funds
Delaware Tax-Free Minnesota Fund	0.68%
Delaware Group Tax-Free Fund
Delaware Tax-Free USA Fund	0.60%
Delaware Tax-Free USA Intermediate Fund	0.60%

     The Manager acknowledges that it (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future, and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

Delaware Management Company, a series of Delaware Management Business Trust

By:	/s/ Phillip N. Russo
Name: Phillip N. Russo
Title: Executive Vice President & Chief Administration Officer
Date: December 27, 2007

Your signature below acknowledges
acceptance of this Agreement:

Voyageur Insured Funds		Voyageur Intermediate Tax Free Funds

By:	/s/ Patrick P. Coyne	By:	/s/ Patrick P. Coyne
	Name: Patrick P. Coyne		Name: Patrick P. Coyne
	Title: President & Chief Executive Officer		Title: President & Chief Executive Officer
	Date: December 27, 2007		Date: December 27, 2007

Voyageur Mutual Funds		Voyageur Mutual Funds II

By:	/s/ Patrick P. Coyne	By:	/s/ Patrick P. Coyne
	Name: Patrick P. Coyne		Name: Patrick P. Coyne
	Title: President & Chief Executive Officer		Title: President & Chief Executive Officer
	Date: December 27, 2007		Date: December 27, 2007

Voyageur Tax-Free Funds		Delaware Group Tax-Free Fund

By:	/s/ Patrick P. Coyne	By:	/s/ Patrick P. Coyne
	Name: Patrick P. Coyne		Name: Patrick P. Coyne
	Title: President & Chief Executive Officer		Title: President & Chief Executive Officer
	Date: December 27, 2007		Date: December 27, 2007